                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires:    January 31, 2005 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

       Thompson                        W.                           Leigh
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

       54 King Street
--------------------------------------------------------------------------------
                                   (Street)

       Charleston                     SC                              29401
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2. Issuer Name and Ticker or Trading Symbol Inspire Pharmaceuticals, Inc. (ISPH)
                                            ------------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity
   (Voluntary)
               --------------

4. Statement for Month/Year   June 2002
                            ---------------------------------------------------

5. If Amendment, Date of Original (Month/Year)
                                              ---------------------------------

6. Relationship of Reporting Person(s) to Issuer
                             (Check all applicable)

    X  Director     X  Officer             ___ 10% Owner    ___ Other
   ---             --- (give title below)                       (specify below)

                             Chairman of the Board
            ---------------------------------------------------------

7. Individual or Joint/Group Filing (Check Applicable Line)

    X  Form filed by One Reporting Person
   ---
   ___ Form filed by More than One Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                       (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/ -----------------------------------------------      End of               (D) or        ficial
                         Day/                                                         Month                Indirect      Owner-
                         Year)    Code      V    Amount        (A) or    Price                             (I)           ship
                                                               (D)                    (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           5/15/02   (1)       V    27,784           D       (2)                0
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this forrm are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-00)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
 Non-Statutory Stock                   $2.76             6/4/02              A       V                40,000
 Option (right to buy)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or       ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                 (3)     6/4/12      Common    40,000                        40,000             D
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) 27,784 shares previously reported as being held indirectly by the reporting person, as trustee of a trust for the benefit of the reporting person's daughter, have been distributed by the trust and are no longer beneficially owned by the reporting person.
(2) No consideration was received by the reporting person in connection with this disposition.
(3) Vests as to 30,000 shares in three equal annual installments commencing on the date of the Annual Meeting of Stockholders in 2003 for service as a director and as to 10,000 shares in three equal annual installments commencing on the date of the Annual Meeting of Stockholders in 2003 for service as the Chairman of the Board of Directors.


              /s/ W. Leigh Thompson              7/8/02
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Persons who respond to the collection of information contained in this forrm are not required to respond unless the form displays a currently valid OMB control number.